EXHIBIT 99.1

CB Financial Services, Inc. Announces 2014 Results

CARMICHAELS, Pa., Feb. 3, 2015 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. ("CB") (Nasdaq:CBFV), the holding company of Community Bank (the "Bank"), today announced net income of $1.7 million for the three months ended December 31, 2014 compared to net income of $1.2 million for the three months ended December 31, 2013, an increase of $518,000 or 42.6%. Diluted earnings per share was $0.50 for the three months ended December 31, 2014 compared to $0.49 for the three months ended December 31, 2013. CB reported net income of $4.3 million for the year ended December 31, 2014 which was comparable to the year ended December 31, 2013. Diluted earnings per share was $1.63 for the year ended December 31, 2014 compared to $1.72 for the year ended December 31, 2013, a decrease of $0.09 per share. The quarter and year-to-date results were largely impacted by the merger of FedFirst Financial Corporation, the Monessen, Pennsylvania based holding company for First Federal Savings Bank ("FFSB"), with CB effective on October 31, 2014. In addition, the Bank sold a real estate owned property in the fourth quarter that resulted in an $840,000 gain.

"I am pleased to report to our shareholders on an excellent quarter and an excellent year at CB Financial Services, Inc. and our subsidiary Community Bank," said Barron P. McCune, Jr., President and Chief Executive Officer. "In the fourth quarter, we completed the merger with FedFirst Financial Corporation and its subsidiary First Federal Savings Bank. This transaction has improved Community Bank in many ways, and has greatly increased our earning assets and our net interest margin, as well as our non-interest income. Our quarterly and annual performance was substantially impacted by the one-time merger-related expenses, but the company still had an excellent year. We are well positioned to grow and enhance shareholder value."

Fourth Quarter Results

Net interest income for the three months ended December 31, 2014 increased $2.3 million, or 55.6%, to $6.4 million compared to $4.1 million for the three months ended December 31, 2013. Interest income on loans increased $2.4 million, or 60.1%, to $6.4 million and interest expense on deposits increased $80,000, or 16.9%, to $553,000 for the three months ended December 31, 2014 primarily driven by growth in average loans and deposits from the merger. Interest expense on deposits was also impacted by the repricing of maturing certificates of deposit to lower rates. In addition, interest income on tax exempt securities declined $65,000 due to deploying security calls and maturities into loans. Other interest and dividend income increased $21,000 primarily due to an increase in FHLB stock dividends.

No provision for loan losses was made for the three months ended December 31, 2014 and December 31, 2013. Management periodically reviews the allowance for loan losses and based on the credit quality of the loan portfolio, no provision was deemed necessary for each respective quarter end.

Noninterest income increased $580,000, or 65.5%, to $1.5 million for the three months ended December 31, 2014 compared to $885,000 for the three months ended December 31, 2013. The acquisition of Exchange Underwriters, Inc., the Bank's insurance agency subsidiary, as part of the merger resulted in a $431,000 increase in commissions. Additionally, gains on the sales of loans increased $74,000 and a gain of $25,000 was recognized in the current period on the sales of available for sale securities. Bank owned life insurance income increased $38,000 due to the acquisition of policies from the merger.

Noninterest expense increased $1.8 million, or 54.0%, to $5.3 million for the three months ended December 31, 2014 compared to $3.4 million for the three months ended December 31, 2013 primarily due to $946,000 of merger-related expenses. Merger-related expenses included $877,000 in professional fees related to investment banker, legal and audit services. Salaries and benefits increased $828,000, primarily related to employees retained from the merger. Occupancy and equipment expense increased $155,000 primarily due to the acquisition of FFSB branches and costs associated with the upgrade of the data processing system to accommodate additional account activity. Advertising increased $100,000 related to a branding and imaging campaign to promote the Bank as well as a cooperative marketing agreement utilized by Exchange Underwriters. Contracted services increased $87,000 primarily due to costs associated with becoming a registrant with the Securities and Exchange Commission. Other noninterest expense increased $382,000 primarily due to increases in the amortization on the core deposit intangible, office supplies and charitable donations. Other real estate owned expense decreased $737,000 primarily due to an $840,000 gain on the sale of a real estate owned property in the current period partially offset by $141,000 of net gains on sales recognized in the prior period.

Year-to-Date Results

Net interest income for the year ended December 31, 2014 increased $3.2 million, or 20.5%, to $18.9 million compared to $15.7 million for the year ended December 31, 2013. Interest income on loans increased $3.0 million, or 19.2%, to $18.5 million primarily driven by growth in average loans throughout the year and from the merger. In addition, despite an increase in the average balance of interest-bearing deposits, interest expense on deposits decreased $193,000, or 9.8%, to $1.8 million due to the repricing of maturing certificates of deposit to lower rates. Other interest and dividend income increased $85,000 primarily due to increased FHLB stock dividends. Interest expense on other borrowed funds decreased $71,000 due to the decrease in the average cost on outstanding average FHLB debt. These benefits to net interest income were partially offset by a decrease of $166,000 on interest income on tax exempt securities due to a decrease in average balances of securities from utilizing calls and maturities to fund loans.

There was no provision for loan losses for the year ended December 31, 2014, compared to $100,000 for the year ended December 31, 2013. Net charge-offs for the year ended December 31, 2014 were $187,000 compared to $621,000 for the year ended December 31, 2013.

Noninterest income increased $613,000, or 19.1%, to $3.8 million for the year ended December 31, 2014 compared to $3.2 million for the year ended December 31, 2013. The acquisition of Exchange Underwriters, Inc. as part of the merger resulted in a $470,000 increase in commissions. Service fees on deposit accounts increased $66,000 primarily from check card interchange fee income. Mortgage backed securities and equities were sold in the current period resulting in a $60,000 gain. Bank owned life insurance income increased $30,000 due to the acquisition of policies from the merger.

Noninterest expense increased $3.4 million, or 25.8%, to $16.8 million for the year ended December 31, 2014 compared to $13.4 million for the year ended December 31, 2013 primarily due to $2.0 million of merger-related expenses. Merger-related expenses included $1.8 million in professional fees related to investment banker, legal and audit services. Compensation and employee benefits expense increased $1.0 million primarily due to employees retained as a result of the merger as well as normal salary increases and overtime related to a loan document scanning project. Occupancy and equipment costs increased $270,000 primarily due to the acquisition of FFSB branches, branch maintenance, and increased costs associated with the upgrade of the data processing system to accommodate additional account activity. Advertising costs increased $167,000 due to several advertising initiatives undertaken to increase market share and to promote the community identity of the Bank as well as a cooperative marketing agreement utilized by Exchange Underwriters. Contracted services increased $119,000 primarily due to costs associated with becoming a registrant with the Securities and Exchange Commission. Other noninterest expense increased $398,000 primarily due to increases in the amortization on the core deposit intangible, office supplies and charitable donations. Other real estate owned expense decreased $588,000 primarily due to an $840,000 gain on the sale of a real estate owned property in the current period partially offset by $211,000 of net gains recognized in the prior period.

Balance Sheet Review

Total assets at December 31, 2014 were $846.3 million, an increase of $299.8 million, or 54.9%, from total assets of $546.5 million at December 31, 2013. Net loans increased $306.7 million, or 82.1%, to $680.5 million primarily due to the loan portfolio acquired as part of the merger. Bank-owned life insurance increased $9.0 million due to the policies acquired through the merger. Goodwill increased $3.5 million due to the merger and the related core deposit intangible was $4.9 million. Available-for-sale securities decreased $28.4 million primarily from not reinvesting maturities and calls in new securities. Security purchases were minimal in 2014 due to a concerted effort to fund loan growth and increase liquid funds in anticipation of funding the merger.

Total deposits increased $217.2 million, or 45.2%, to $697.5 million primarily related to the deposits acquired through the merger. Short-term borrowings and other borrowed funds increased $31.3 million and $11.1 million, respectively, due to Federal Home Loan Bank borrowings assumed as part of the merger.

Stockholders' equity increased $36.9 million, or 82.0%, to $81.9 million at December 31, 2014 compared to $45.0 million at December 31, 2013 primarily due to the merger. The Company issued 1.7 million shares of common stock as part of the merger. In addition, CB recorded $4.3 million of net income for the year ended December 31, 2014 and a $1.3 million increase in accumulated other comprehensive income as a result of an increase in the unrealized gain position of the securities portfolio. This was partially offset by the payment of $2.3 million in dividends to stockholders and the repurchase of 133,000 shares of CB common stock for $2.9 million.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statement except as may be required by applicable law or regulation.

CB FINANCIAL SERVICES, INC.
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	December 31, 2014	December 31, 2013
Selected Financial Condition Data:
Assets	$ 846,314	$ 546,486
Cash and cash equivalents	11,751	16,417
Securities available-for-sale	105,449	133,810
Securities held-to-maturity	504	1,006
Loans receivable, net	680,451	373,764
Deposits	697,494	480,335
Borrowings	61,820	19,384
Stockholders' equity	81,912	45,005

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Selected Operations Data:
Interest and dividend income	$ 7,025	$ 4,634	$ 20,841	$ 17,905
Interest expense	620	518	1,960	2,236
Net interest income	6,405	4,116	18,881	15,669
Provision for loan losses	--	--	--	100
Net interest income after provision for loan losses	6,405	4,116	18,881	15,569
Noninterest income	1,465	885	3,818	3,205
Noninterest expense - merger-related	946	--	1,979	--
Noninterest expense	4,314	3,416	14,819	13,358
Income before income taxes	2,610	1,585	5,901	5,416
Income taxes	875	368	1,609	1,160
Net income	$ 1,735	$ 1,217	$ 4,292	$ 4,256

Dividends per share - regular	$ 0.21	$ 0.21	$ 0.84	$ 0.84
Earnings per share - basic	0.50	0.49	1.63	1.73
Earnings per share - diluted	0.50	0.49	1.63	1.72

Weighted average shares outstanding - basic	2,238,632	2,467,860	2,233,033	2,463,571
Weighted average shares outstanding - diluted	2,306,897	2,471,800	2,294,504	2,478,086

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Selected Financial Ratios(1):
Return on average assets	0.91%	0.88%	0.72%	0.79%
Return on average equity	10.32	10.58	8.60	9.43
Average interest-earning assets to average interest-bearing liabilities	134.74	136.47	137.33	134.56
Average equity to average assets	8.81	8.31	8.36	8.37
Net interest rate spread	3.54	3.13	3.34	3.08
Net interest margin	3.65	3.28	3.47	3.23
Net (charge-offs) recoveries to average loans	(0.10)	0.01	(0.04)	(0.17)

	Period Ended
	December 31, 2014	December 31, 2013
Allowance for loan losses to total loans	0.76%	1.42%
Allowance for loan losses to nonperforming loans	78.13	136.98
Nonperforming loans and troubled debt restructurings to total loans	0.97	1.04
Nonperforming assets and troubled debt restructurings to total assets	0.82	0.78
Tier I capital (to adjusted total assets) (2)	9.33	7.70
Tier I capital (to risk weighted assets) (2)	11.63	11.73
Total capital (to risk weighted assets) (2)	12.50	12.98
Tier I capital (to adjusted total assets) (3)	9.48	7.96
Tier I capital (to risk weighted assets) (3)	11.82	12.12
Total capital (to risk weighted assets) (3)	13.06	13.38
Book value per share	$ 20.12	$ 18.24
Outstanding shares	4,071,462	2,467,980

(1) Ratios are calculated on an annualized basis for the three months ended December 31, 2014.
(2) Capital ratios are for Community Bank only.
(3) Capital ratios are for CB Financial Services, Inc.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.
CONTACT: CB Financial Services, Inc.
         Barron P. "Pat" McCune, Jr.
         Vice Chairman, President and Chief Executive Officer
         Telephone: (724) 225-2400